Exhibit 3.1

AMENDMENT NO. 4 TO THE

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
PAA GP HOLDINGS LLC

This Amendment No. 4 (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC, a Delaware limited liability company (the “Company”), dated as of February 16, 2017 (the “LLC Agreement”), is hereby adopted on February 25, 2021. Capitalized terms used but not defined herein are used as defined in the LLC Agreement.

WHEREAS, Section 12.2(a) of the LLC Agreement provides that the LLC Agreement shall not be altered, modified or changed except by an amendment approved by the Board of Directors of the Company; and

WHEREAS, the Board of Directors of the Company has approved and does hereby amend the LLC Agreement as follows:

Section 1. Article 1 of the LLC Agreement is hereby amended as follows:

(a)	The definition of Eligible Directors is amended and restated to read in full as follows:

       “Eligible Directors” means any Director who is not (a) designated by a Designating Member, or (b) a Series A Designated Director.

Section 2. Article 6 of the LLC Agreement is hereby amended and restated in its entirety as follows:

6.1    Board of Directors.

(a)     Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by or under the direction of the Board, which shall, subject to this Section 6.1(a), Section 6.2(b) and Section 6.2(c), consist of up to thirteen (plus up to one additional Director which may be appointed by the Series A Preferred Unitholders pursuant to Section 6.1(c)) individuals designated as directors of the Company (the “Directors”). One member of the Board shall be designated to serve as Chairman of the Board and will have the duties described in Section 6.1(i) below. In the event that the roles of Chief Executive Officer of the Company and Chairman of the Board are held by the same person, the Non-Management Directors will also designate an Independent Director to serve as Lead Director (the “Lead Director”), who will have the duties described in Section 6.1(j) below, as applicable. Except as otherwise expressly provided herein, the power and authority granted to the Board hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make or delegate to Officers all decisions with regard to the management, operations, assets, financing and capitalization of the Company. The Board will be composed in accordance with the following provisions subject, where applicable, to Section 6.2:

(i)      Subject to Section 6.2, the Chief Executive Officer of the Company shall be a Director. Subject to Section 6.1(a)(iii) and (iv) and Section 6.2, each Initial Designating Member shall be entitled to designate one Director. Unless otherwise required pursuant to the Exchange Act and the rules and regulations of the Commission thereunder and by the principal National Securities Exchange on which the PAGP Class A Shares or MLP Common Units are listed, the Board shall include at least a majority of Independent Directors; provided, however, that if at any time there shall be fewer than the required number of Independent Directors, the Board shall take such actions as may be necessary to cause the Board to re-establish the required number of Independent Directors; provided, further, that if at any time there shall be fewer than two Independent Directors qualified to serve on the Conflicts Committee of Plains All American GP LLC, the Board may take such actions as may be necessary to cause the Board to have at least two Independent Directors qualified to serve on such Conflicts Committee of Plains All American GP LLC. In connection therewith, the Board may exercise its Director removal and appointment rights hereunder and may, to the extent required, increase the size of the Board and appoint one or more new Independent Directors to fill the resulting vacancies. Each Director shall hold office until his or her successor is elected pursuant to this Article 6 or until his or her earlier death, resignation or removal.

(ii)    Subject to Section 6.1(a)(iv), any individual designated by a Designating Member as a Director may only be removed by such Designating Member, which removal may be effected at any time, with or without Cause; provided, however, that such designated Director may also be removed by majority vote of the remaining Directors if such removal is for Cause. Subject to Section 6.1(a)(iv), in the event of the death, resignation or removal of a Director designated by a Designating Member, such Designating Member may designate a replacement Director. Except with respect to a Director designated by a Designating Member, in the event of the death, resignation or removal of a Director or any vacancy relating to a Director, including a vacancy that arises by virtue of the expiration of the term of a Director, a majority of the remaining Directors may designate a replacement Director. In the event a Director serving as an Officer of the Company no longer holds such office for any reason, such individual shall be automatically removed as a Director and (i) in the case of the Chief Executive Officer, the successor to such individual as Chief Executive Officer of the Company shall, by virtue of such appointment, be designated to replace such individual as a Director, and (ii) in the case of any other Officer, the Board shall fill the vacancy by a majority vote of the remaining Directors (it being understood that such former Officer shall be eligible for re-appointment to the Board by such majority vote). In the event of the death, resignation or removal of a Director serving as Chairman of the Board or Lead Director (or the expiration of such Director’s term without reappointment), the Board shall designate a new Chairman and the Non-Management Directors shall designate a new Lead Director, who may or may not be the same individual designated to fill the Board vacancy resulting from such death, resignation or removal.

(iii)  Each Initial Designating Member shall have the right to designate a Director pursuant to Section 6.1(a)(i) so long as such Initial Designating Member owns at least a 10% Qualifying Interest. If any Member who is not otherwise entitled to designate a Director acquires a 20% or greater Qualifying Interest (a “Subsequent Designating Member”) in accordance with the provisions of this Agreement, such Subsequent Designating Member shall have the right to designate a Director, and such Director shall be treated as a Director designated by a Designating Member for purposes of Section 6.1(a)(ii) until such time as such Subsequent Designating Member ceases to own at least a 20% Qualifying Interest; provided, however, that at all times there shall be no more than three Directors designated by the Designating Members. Accordingly, if a Member becomes a Subsequent Designating Member at a time when there are already three Directors designated by other Designating Members, such Subsequent Designating Member’s right to designate a Director shall be deferred until the next Designation Loss Event, whereupon the replacement Director shall be determined as provided in Section 6.1(a)(iv) below.

(iv)   In the event an Initial Designating Member ceases to maintain ownership of at least a 10% Qualifying Interest or a Subsequent Designating Member ceases to maintain ownership of at least a 20% Qualifying Interest (a “Designation Loss Event”), the Director designated by such Designating Member shall be automatically removed as a Director, and any Subsequent Designating Member whose right to designate a Director has been deferred in accordance with Section 6.1(a)(iii) shall be entitled to designate a Director, or, if there is no such remaining Subsequent Designating Member, a majority of the remaining Directors shall elect a replacement Director; provided, however, in the event that there is more than one remaining Subsequent Designating Member whose right to designate a Director has been deferred, the Subsequent Designating Member who first accumulated ownership of at least a 20% Qualifying Interest shall be entitled to designate the Director.

(v)    If any Designating Member fails to exercise its right to designate a Director and a vacancy on the Board remains unfilled for at least sixty (60) days, the Board may fill that vacancy upon the vote of a majority of the remaining Directors. If the Board exercises its right to fill a vacancy pursuant to this Section 6.1(a)(v), such Designating Member’s designation right shall be suspended for a period to be determined by the Board, which period shall not exceed one hundred eighty (180) days. Following the end of any such suspension period and provided that a Designation Loss Event has not occurred with respect to such Designating Member, such Designating Member will be entitled to designate a Director in accordance with the terms of this Agreement. Any Director designated by such Designating Member shall immediately replace the Director appointed by the Board pursuant to this Section 6.1(a)(v); provided, however, that the Board may, by majority vote of the Directors elect to increase the size of the Board by one Director and fill the resulting vacancy with the Director that was appointed by the Board to fill the initial vacancy as provided in the first sentence of this Section 6.1(a)(v); provided further, however, that if, following any such increase or increases in the size of the Board, there shall be any subsequent vacancy on the Board, the Board shall not fill such vacancy and shall reduce the size of the Board by one (but not below ten members) unless either (1) any Designating Member shall be entitled to fill such vacancy or (2) the failure to fill such vacancy would cause the Board to fail to consist of the required number of Independent Directors pursuant to Section 6.1(a).

(b)    Subject to the terms and conditions set forth below, following the occurrence of a Designation Loss Event with respect to any Initial Designating Member and so long as such Initial Designating Member continues to own at least a 5% Qualifying Interest, (A) such Initial Designating Member shall have the right to designate an individual (who shall be a senior representative of such Initial Designating Member’s management team and acceptable to the Board) (each, an “IDM Observer”) to receive notice of and attend meetings of the Board in an observer capacity and (B) until such Initial Designating Member’s right to designate an IDM Observer terminates or the Initial Designating Member rescinds its request to receive such information in writing, each IDM Observer shall be entitled to receive copies of information routinely provided to the Directors; provided, that the failure to give any such notice or documents or information shall not affect the validity of any action taken by the Board. The terms and conditions of the foregoing provisions are as follows:

(i)      the applicable Initial Designating Member agrees to treat any and all such information, whether written or oral, as confidential information subject to Section 10.4.

(ii)    In recognition that an Initial Designating Member or one or more of its Affiliates are currently, or may become, engaged in certain aspects of the midstream crude oil, refined products, natural gas and liquefied petroleum gas or other current or future energy infrastructure-related activities that may be deemed to be competitive with the MLP, (1) written materials may be redacted or withheld from any Initial Designating Member or any IDM Observer pursuant to (iii) below, and (2) the IDM Observer may be excluded from relevant portions of the Board meetings or committee meetings pursuant to (iv) below.

(iii)  Written materials may be redacted or withheld from any Initial Designating Member or any IDM Observer if the Board, the Chairman, the Chief Executive Officer or the general counsel of the Company reasonably believe that (1) providing such information (a) would result in a potential breach of confidentiality agreements between third parties and the Company Group or the MLP and its Subsidiaries; (b) may otherwise disadvantage the Company Group, the MLP or any of its Subsidiaries in ongoing commercial dealings with such Initial Designating Member or any of its affiliates; or (c) could result in the competitive positioning of the Company Group or the MLP or its Subsidiaries being compromised; or (2) such redaction or withholding is necessary or advisable for the protection and retention of any attorney-client privilege.

(iv)   At the discretion of a majority of the Directors (or any committee of the Board) then in attendance, any IDM Observer may be excluded from relevant portions of the Board meetings or committee meetings if such majority reasonably believes that (1) such IDM Observer’s attendance (a) would result in a potential breach of confidentiality agreements between third parties and the Company Group or the MLP and its Subsidiaries; (b) may otherwise disadvantage the Company Group, the MLP or any of its Subsidiaries in ongoing commercial dealings with any Initial Designating Member or any of its affiliates; or (c) could result in the competitive positioning of the Company Group or the MLP or its Subsidiaries being compromised; or (2) such exclusion is necessary or advisable for the protection and retention of any attorney-client privilege.

(v)    Any Initial Designating Member may eliminate the foregoing restrictions in clauses (ii), (iii) and (iv) above by requesting information or requesting that its IDM Observer not be excluded and, if applicable, agreeing in writing to be bound by any applicable confidentiality agreements that would permit disclosure of the information being redacted or withheld, unless such disclosure or presence of such IDM Observer would (1) adversely affect the retention of any attorney-client privilege or (2) disadvantage the Company Group, the MLP or any of its Subsidiaries in ongoing commercial dealings with the applicable Initial Designating Member or any of its affiliates.

(vi)   Notwithstanding Section 10.4 or Section 11.1, with respect to materials provided to any Initial Designating Member pursuant to Section 6.1(b)(ii) or otherwise provided by the Company Group without solicitation by such Initial Designating Member, such Initial Designating Member shall not be presumed to have misused such information solely because its IDM Observer may have retained a mental impression of such information in connection with such Initial Designating Member’s participation in activities competitive with the Company Group or the MLP and its Subsidiaries. This Section 6.1(b)(vi) shall not apply with respect to information provided to any Initial Designating Member pursuant to Section 6.2(b)(v) or otherwise provided upon an Initial Designating Member’s request.

(vii) No IDM Observer shall have any voting rights. No consent or approval of any IDM Observer shall be required for any action taken by the Board. The attendance or participation of any IDM Observer at a meeting shall not be required for action by the Board.

(c)     If a Series A Trigger Event (as such term is defined in the MLP Partnership Agreement) occurs, then the Series A Preferred Unitholders (as such term is defined in the MLP Partnership Agreement) shall have the right, upon written notice, to appoint one representative to the Board, as set forth in the MLP Partnership Agreement, but such right shall be subject to the terms set forth in this Agreement. The Board representative identified in the notice delivered by the Series A Preferred Unitholders shall be referred to herein as the “Series A Designated Director.” The Series A Designated Director must, in the reasonable judgment of the Board, (i) have the requisite skill and experience to serve as a director of a public company in the energy sector, (ii) not be prohibited from serving as a director pursuant to any rule or regulation of the Commission or any national securities exchange on which the PAGP Class A Shares or MLP Common Units are listed or admitted to trading, and (iii) not be an employee or a director of any Competitor (as defined below); provided, that an individual employed by a financial institution, fund or investment vehicle, who serves as a director of a portfolio company of such institution, which portfolio company is a Competitor, shall not be excluded from serving as a Series A Designated Director solely by virtue of such role as a director of such portfolio company. For purposes of the immediately preceding sentence the term “Competitor” shall mean any entity that (a) is an operating company (and not a financial institution) and (b) competes with the MLP in the transportation, storage, terminaling or marketing of crude oil, natural gas liquids or natural gas in the United States or Canada. If the Series A Preferred Unitholders exercise their right to appoint a Series A Designated Director, such Series A Designated Director shall be a member of the Board until such Series A Designated Director is removed pursuant to Section 6.1(d) or Section 6.1(e). Any Series A Designated Director shall have all the rights and duties of a Director otherwise serving hereunder.

(d)    Prior to a Designation Right Termination Event (as defined below), the Series A Designated Director may be removed or replaced by the Series A Purchasers (as defined in the MLP Partnership Agreement) at any time for any reason or by majority vote of the other Directors for “cause” (as defined below); and any vacancy occurring by reason of the death, disability, resignation, removal or other cessation of a person serving as a Series A Designated Director shall be filled by a vote of the Series A Preferred Unitholders holding a majority of the then outstanding Series A Preferred Units and the subsequent delivery of written notice to the Company. As used herein, “cause” means that the Series A Designated Director (i) is prohibited from serving as a director under any rule or regulation of the Commission or any national securities exchange on which the PAGP Class A Shares or MLP Common Units are listed; (ii) while serving as the Series A Designated Director, is convicted by a court of competent jurisdiction of a felony; (iii) a court of competent jurisdiction has entered a final, non-appealable judgment finding the Series A Designated Director liable for actual fraud or willful misconduct against PAGP or the MLP (including, but not limited to, intentionally or willfully failing to observe any obligations of confidentiality to PAGP or the MLP); (iv) is determined to have acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of PAGP or the MLP; or (v) is terminated, removed or resigns for any reason from his or her position, if any, with any such Series A Preferred Unitholder at which the Series A Designated Director was employed at the time of his or her appointment as the Series A Designated Director. Any action by the Series A Preferred Unitholders to designate, remove or replace a Series A Designated Director shall be evidenced in writing furnished to the Company, shall include a statement that the action has been approved by a vote of the Series A Preferred Unitholders holding a majority of the then outstanding Series A Preferred Units and shall be executed by or on behalf of the Series A Unitholders.

(e)     Upon payment by the MLP to the Series A Preferred Unitholders of all accrued but unpaid distributions on the Series A Preferred Units then outstanding following a Series A Trigger Event (a “Designation Right Termination Event”), the right of the Series A Preferred Unitholders to designate a Series A Designated Director shall automatically terminate (unless and until another Series A Trigger Event shall have occurred) and the Series A Designated Director then serving as a member of the Board shall, promptly upon (and in any event within two (2) Business Days following) receipt of a written request from the Board, resign as a member of the Board. If the Series A Designated Director does not resign upon such request, then a majority of the other Directors then serving on the Board may remove the Series A Designated Director as a member of the Board.

(f)      Notwithstanding any other provision of this Agreement, Director designation rights are not separately transferable and in no event shall both a Member and its Permitted Transferee be entitled to designate a Director, unless the transferee otherwise satisfies the criteria of a Subsequent Designating Member.

(g)    For the purpose of calculating the 10%, 20% and 5% Qualifying Interest thresholds referenced in Section 6.1(a)(iii), Section 6.1(a)(iv) and Section 6.1(b), Qualifying Interests owned by an Affiliate of an Initial Designating Member or a Subsequent Designating Member, as applicable, shall be attributed to such Initial Designating Member or Subsequent Designating Member, as applicable, for purposes of determining whether the applicable Qualifying Interest threshold has been satisfied.

(h)    Notwithstanding anything herein to the contrary, while a Conflicts Committee of Plains All American GP LLC is empaneled, each Independent Director serving on such conflicts committee shall abstain from all decision-making activities of the Board with respect to matters being considered by, or that have been assigned to, such conflicts committee.

(i)      The Chairman of the Board will provide leadership to the Board and coordinate the activities of the Board. Specific responsibilities of the Chairman of the Board will vary as follows depending on whether the roles of CEO and Chairman of the Board are held by the same person:

(i)      If and for so long as the roles of CEO and Chairman of the Board are held by the same person, the responsibilities of the Chairman of the Board will include the following:

(A)  presiding at regular and special meetings of the Board, and at annual and special meetings of equity holders;

(B)   working with the Governance Committee to ensure the perpetuation of a strong Board and effective governance structure;

(C)   in consultation with the Lead Director, developing and communicating Board meeting schedules and agendas;

(D)   working with the Lead Director to establish parameters for the quality, amount and timeliness of the information flow between management and the Board (it being understood that management is responsible for the preparations of materials for the Board consistent with these parameters);

(E)    conferring with the Lead Director regarding the development, implementation and monitoring of near- and long-term strategic plans and major activities of the Company and confirming with the Lead Director that Board decisions and policies have been implemented; and

(F)    working cooperatively and collaboratively with the Lead Director as necessary to support and facilitate the discharge by the Lead Director of his or her duties as outlined in Section 6.1(j) below; and

(ii)    If and for so long as the roles of CEO and Chairman of the Board are not held by the same person, the responsibilities of the Chairman of the Board will include the following:

(A)   presiding at regular and special meetings of the Board, meetings of the Non-Management Directors, and at annual and special meetings of equity holders;

(B)   working with the Governance Committee to ensure the perpetuation of a strong Board and effective governance structure;

(C)   in consultation with the CEO, developing and communicating Board meeting schedules and agendas;

(D)   acting as a liaison between management and the Board;

(E)    providing advice and counsel to the CEO on various corporate issues;

(F)    establishing parameters for the quality, amount and timeliness of the information flow between management and the Board (it being understood that management is responsible for the preparations of materials for the Board consistent with these parameters);

(G)   conferring with the CEO regarding the development, implementation and monitoring of near- and long-term strategic plans and major activities of the Company and confirming with the CEO that Board decisions and policies have been implemented;

(H)   assuring that the Board provides resources to both the CEO and management to achieve the Company’s stated goals;

(I)      guiding the Board in discharging its responsibilities (including with respect to the retention of outside advisors where needed) and directing the Board toward Board matters and away from management matters that are clearly the responsibility of the CEO; and

(J)     supporting and promoting business relationships as appropriately requested by management.

(j)      If and for so long as a Lead Director is serving, his or her specific responsibilities will include the following:

(i)      presiding at regular and special meetings of the Board when the Chairman of the Board is not present or able to do so, and calling and/or presiding at meetings of the Non-Management Directors (and briefing the Chairman of the Board on discussions);

(ii)    developing and communicating the agenda for executive sessions of the Board and meetings of the Non-Management Directors;

(iii)  collaborating with the Chairman of the Board on Board meeting schedules and agendas;

(iv)   working with the Chairman of the Board to establish parameters for the quality, amount and timeliness of the information flow between management and the Board (it being understood that management is responsible for the preparations of materials for the Board consistent with these parameters)

(v)    ensuring that the Non-Management Directors have proper input into meeting agendas and materials sent to the Board;

(vi)   acting as a liaison between the Non-Management Directors and the Chairman of the Board;

(vii) providing advice and counsel to the CEO on various corporate issues;

(viii)   conferring with the Chairman of the Board regarding the development, implementation and monitoring of near- and long-term strategic plans and major activities of the Company and confirming with the Chairman of the Board that Board decisions and policies have been implemented;

(ix)   together with the chairman of the Governance Committee (if separate), guiding the annual board self-assessment process;

(x)    guiding the CEO succession planning process and the Board’s consideration of CEO compensation; and

(xi)   performing any other function as the Board may direct or request, to the extent consistent with the foregoing.

6.2    Classification of the Board.

(a)     The Eligible Directors and each Director that has been designated by a Designating Member shall be divided into three classes denominated as Class I, Class II and Class III (each being referred to herein as a “Class”). If the size of the Board is increased or decreased in accordance with the terms of this Agreement, or if a Director becomes an Eligible Director and is not otherwise assigned to a Class by virtue of the immediately preceding sentence, the Board shall adjust the makeup of the Classes such that Directors are as evenly distributed among Classes as possible.

(b)    Each Director that has been designated by a Designating Member shall continue to be a Director until such Director’s removal or replacement in accordance with Section 6.1(a). Any Series A Designated Director shall continue to be a Director until his or her removal or replacement in accordance with Section 6.1(d) or Section 6.1(e). Each Eligible Director shall serve for a term of three years following the most recent annual meeting at which such Eligible Director was elected, subject to earlier death, resignation or removal as provided herein. At each annual meeting of PAGP Limited Partners, successors to the class of Directors whose term expires at that annual meeting shall be elected or designated for a three-year term.

(c)     At each annual meeting of the PAGP Limited Partners, any Designating Member for which the term of its designated Director shall expire at such annual meeting shall designate a Director to hold office until the third succeeding annual meeting (it being understood that the designated Director whose term is expiring shall be eligible for re-appointment by the applicable Designating Member). Each such designated Director shall hold office, subject to Section 6.1(a), for such term or until such Director’s earlier death, resignation or removal.

(d)    An Eligible Director may be removed with or without Cause upon a vote of a majority of the remaining Directors then in office.

(e)     Individuals shall be nominated for election as Eligible Directors, and the election of Eligible Directors shall be conducted, in accordance with the provisions of the PAGP Partnership Agreement.

6.3    Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be called by the Chairman of the Board, the Lead Director (as appropriate), the Chief Executive Officer or two or more of the Directors upon delivery of written Notice to the remainder of the Board at least five days prior to the date of such meeting. Special meetings of the Board may be called at the request of the Chairman of the Board, the Lead Director (as appropriate), the Chief Executive Officer or any two or more of the Directors upon delivery of written Notice sent to each other Director by the means most likely to reach such Director as may be determined by the Secretary in his or her best judgment so as to be received at least 24 hours prior to the time of such meeting. Notwithstanding anything contained herein to the contrary, such Notice may be telephonic if no other reasonable means are available. Such Notices shall be accompanied by a proposed agenda or general statement of purpose. Advance notice of a meeting may be waived and attendance or participation in a meeting shall be deemed to constitute waiver of any advance notice requirement for such meeting, unless the reason for such participation or attendance is for the express purpose of objecting to the transaction of any business on the basis that the meeting was not lawfully called or convened.

6.4    Quorum and Acts of the Board. A majority of the Directors shall constitute a quorum for the transaction of business at all meetings of the Board, and, except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

6.5    Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting, except when a Director participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

6.6    Committees of Directors.

(a)     The Board, by unanimous resolution of all Directors present and voting at a duly constituted meeting of the Board or by unanimous written consent, may designate one or more committees, each committee to consist of one (1) or more of the Directors. In the event of the disqualification, resignation or removal of a committee member, the Board may appoint another member of the Board to fill such vacancy. Any such committee, to the extent provided in the Board’s resolution, shall have and may exercise all the powers and authority of the Board in the management of the Company’s business and affairs subject to any limitations contained herein or in the Act. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep (or include as a part of the Board’s minutes) regular minutes of its meetings and report the same to the Board when required.

(b)    In addition to any other committees established by the Board pursuant to Section 6.6(a), the Board may, as necessary, convene a “Conflicts Committee,” which shall be composed of at least two Directors, each of whom shall meet the requirements set forth in the PAGP Partnership Agreement. The Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company, PAGP or AAP submitted to such Conflicts Committee by the Board and (B) performing such other functions as the Board may assign from time to time or as may be specified in a specific delegation to the Conflicts Committee.

(c)     In addition to any other committees established by the Board pursuant to Section 6.6(a), the Board shall maintain an “Audit Committee,” which shall be composed of at least three Independent Directors at all times, subject to Section 6.1(a)(i). The Audit Committee shall be responsible for such matters as the Board may assign from time to time or as may be specified in a written charter for the Audit Committee adopted by the Board.

6.7    Compensation of Directors. Each Director shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred by such Director in connection with attending Board meetings and such other compensation as may be approved by the Board.

6.8    Directors as Agents. The Board, acting as a body pursuant to this Agreement, shall constitute a “manager” for purposes of the Act. No Director, in such capacity, acting singly or with any other Director, shall have any authority or right to act on behalf of or bind the Company other than by exercising the Director’s voting power as a member of the Board, unless specifically authorized by the Board in each instance.

6.9    Officers; Agents. The Board shall have the power to appoint any Person or Persons as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder. Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority). The Officers may have such titles as the Board shall deem appropriate, which may include (but need not be limited to) President, Chief Executive Officer, Chief Commercial Officer, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary. A Director may be an Officer. Unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal. Any Officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the affirmative vote of a majority of the Board.

6.10 Reserved.

6.11 Amendments to the PAGP Partnership Agreement. The Company shall not propose any amendment to the PAGP Partnership Agreement that, directly or indirectly, would accomplish the effect of the matters prohibited by the provisions of Section 12.2(a)(iii) without the consent of the affected Designating Member or Designating Members, as applicable.

Section 3. Except as hereby amended, the LLC Agreement shall remain in full force and effect.

Section 4. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 5. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed effective as of February 25, 2021.

PAA GP HOLDINGS LLC

By:	/s/ Richard K. McGee
Name:	Richard K. McGee
Title:	Executive Vice President